Exhibit 99.30

858 Beatty Street Suite 501 Vancouver, B.C. Canada V6B 1C1 Telephone: (604) 895-2700 Fax: (604) 681-6061

West Fraser Announces Voting Results for the Election of Directors and Update on Business Operations

VANCOUVER, May 26, 2020 /CNW/ - West Fraser Timber Co. Ltd. (“West Fraser” or the “Company”) (TSX: WFT) announced, in accordance with Toronto Stock Exchange requirements, the voting results from its Annual General Meeting held Tuesday, May 26, 2020 in Vancouver, British Columbia.

Voting Results for the Election of Directors

A total of 54,738,552 Common shares and Class B Common shares were voted at the meeting, representing 80% of the votes attached to all outstanding shares. Shareholders voted in favour of all items of business before the meeting, including the election of all director nominees as follows:

Director	Percentage of Votes in Favour
Hank Ketcham	99
Reid E. Carter	98
Raymond Ferris	99
John N. Floren	99
Brian G. Kenning	99
John K. Ketcham	99
Gerald J. Miller	98
Robert L. Phillips	93
Janice G. Rennie	98
Gillian D. Winckler	99

Detailed voting results for the meeting are available on SEDAR at www.sedar.com.

Update on Business Operations

Since the middle of March and throughout April in response to rapidly changing market demand and to comply with mandated and recommended health and safety guidelines related to the COVID-19 pandemic, we significantly reduced lumber and plywood production. During May we have substantially resumed lumber and plywood production with only a few facilities operating at less than full schedules. Our downtime at Cariboo Pulp was slightly extended to bring forward planned maintenance from the fall. Cariboo Pulp is in the process of restarting operations this week. We will continue to adjust our operating schedules in both the U.S. and Canada as necessary.

In respect of lumber, both prices and volumes have rebounded compared to the end of the first quarter, particularly for SYP. Notably, demand for repair and remodel and treating applications appears to have been very resilient. We do expect that demand for our wood products will be volatile over at least the balance of the year in response to the ongoing economic and other impacts of the COVID-19 pandemic. For our pulp operations, tissue demand has been strong but the impact of reduced demand for printing and writing applications is starting to materialize.

Compared to the end of the first quarter, available liquidity has improved and inventories, particularly logs and lumber, have been significantly reduced. The previously announced Dudley, Georgia sawmill complete rebuild project remains on schedule.

The Company

West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals, and energy with facilities in western Canada and the southern United States.

This News Release contains descriptions of current circumstances and statements about potential future developments including potential future adjustments to the operating schedules of our U.S. and Canadian operations, volatility in the demand for our products including reduced demand for pulp and the timing of the completion of the Dudley sawmill rebuild project. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader but their accuracy depends on a number of assumptions and is subject to various risks and uncertainties. Actual outcomes and results will depend on a number of factors that could affect the ability of the Company to execute its business plans, including those matters described in the 2019 annual Management’s Discussion & Analysis under “Risks and Uncertainties”, and may differ materially from those anticipated or projected. Accordingly, readers should exercise caution in relying upon forward-looking statements and the Company undertakes no obligation to publicly revise them to reflect subsequent events or circumstances, except as required by applicable securities laws.

SOURCE West Fraser Timber Co. Ltd.

View original content: http://www.newswire.ca/en/releases/archive/May2020/26/c3082.html

%SEDAR: 00002660E

For further information: Chris Virostek, Vice President, Finance and Chief Financial Officer, (604)

895-2700, www.westfraser.com

CO: West Fraser Timber Co. Ltd.

CNW 18:27e 26-MAY-20